                             SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                                         FORM N-8A

                                NOTIFICATION OF REGISTRATION
                           FILED PURSUANT TO SECTION 8(a) OF THE
                               INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  Oppenheimer Dividend Growth Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  212-323-0200

Name and address of agent for service of process:

      Robert G. Zack, Esq.
      Senior Vice President & General Counsel
      OppenheimerFunds, Inc.
      Two World Financial Center, 225 Liberty Street
      New York, New York  10281-1008

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:

     Yes    X             No ___

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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf  in the  City of New  York  and  State  of New  York on the 18th  day of
February, 2005.

                              Oppenheimer Dividend Growth Fund

                              By:   /s/ Robert G. Zack
                                    __________________________
                                    Robert G. Zack, Secretary

Attest:

By:   /s/ Lisa Bloomberg
      ___________________________________
      Lisa Bloomberg, Assistant Secretary